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                                                                   Exhibit 3.278
                                STATE OF DELAWARE
                          CERTIFICATE OF INCORPORATION
                               A STOCK CORPORATION

-     FIRST: The name of this Corporation is Provider Account Management, Inc

- SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road Suite 400 Street, in the City of Wilmington County of New Castle Zip Code 19808. The registered agent in charge thereof is Corporation Service Company.

- THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- FOURTH: The amount of the total authorized capital stock of this corporation is Ten Dollars ($10.00) divided into 1000 shares of one cent Dollars ($.01) each.

-     FIFTH: The name and mailing address of the incorporator are as follows:

      Name  Robyn Bakalar

      Mailing Address 1717 Main Street, Ste. 5200
               Dallas, TX Zip Code 75201

- I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 7 day of November, A.D. 2001.

By:/s/ Robyn Bakalar
   -----------------------
       (Incorporator)

NAME:/s/Robyn Bakalar
     ---------------------
     (Type or Print)